As filed with the Securities and Exchange Commission on August 20, 2020

Securities Act File No. 333-240059

 U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-14

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Pre-Effective Amendment No. 1

Post-Effective Amendment No. [ ]

(Check appropriate box or boxes)

SEGALL BRYANT & HAMILL TRUST

(Exact name of Registrant as Specified in Charter)

225 Pictoria Drive, Suite 450

Cincinnati, Ohio 45246

(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, including Area Code: (513) 587-3400

Derek W. Smith, Secretary

Segall Bryant & Hamill Trust

225 Pictoria Drive, Suite 450

Cincinnati, Ohio 45246

(Name and Address of Agent of Service)

Copy to:

Peter H. Schwartz, Esq.

Davis Graham & Stubbs LLP

1550 17th Street, Suite 500

Denver, CO 80202

Approximate Date of Proposed Public Offering: As soon as practicable after this Registration Statement becomes effective.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

No filing fee is due because an indefinite number of shares of beneficial interest have been deemed to be registered in reliance on Section 24(f) under the Investment Company Act of 1940, as amended.

EXPLANATORY NOTE

This Pre-Effective Amendment No. 1 to the Registration Statement on Form N-14 is being filed for the sole purpose of delaying the effectiveness of the Registrant’s initial Registration Statement on Form N-14 (File No. 333-240059) that was filed with the Commission on July 23, 2020. This Pre-Effective Amendment incorporates by reference the information contained in Parts A, B and C of the initial Registration Statement on Form N-14 (File No. 333-240059) under the Securities Act of 1933, as filed with the Commission on July 23, 2020.

SIGNATURES

As required by the Securities Act of 1933, this registration statement has been signed on behalf of the registrant, in the City of Denver and State of Colorado, on the 20th day of August, 2020.

SEGALL BRYANT & HAMILL TRUST
Registrant

By:	/s/ Philip L. Hildebrandt
Philip L. Hildebrandt
President

As required by the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

	*		August 20, 2020
	Mary K. Anstine	Chairman of the Board of Trustees, Trustee

	*		August 20, 2020
	Thomas J. Abood	Trustee

	*		August 20, 2020
	Rick A. Pederson	Trustee

	*		August 20, 2020
	John A. DeTore	Trustee

	*		August 20, 2020
	Douglas M. Sparks	Trustee

	*		August 20, 2020
	James A. Smith	Trustee

	*		August 20, 2020
	Janice M. Teague	Trustee

	/s/ Jasper R. Frontz		August 20, 2020
	Jasper R. Frontz	Treasurer (Principal Financial Officer and Chief Accounting Officer)
Chief Compliance Officer

*By:	/s/ Philip L. Hildebrandt		August 20, 2020
	Philip L. Hildebrandt	President (Principal Executive Officer)
In his capacity as an officer and as Attorney-in-fact.